Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger (Investors)
President & Chief Executive Officer	Rx Communications Group
Genaissance Pharmaceuticals, Inc.	917.322.2569
203.786.3404	rchiger@RxIR.com
k.rakin@genaissance.com

For Immediate Release

Genaissance Pharmaceuticals Updates Guidance for 2004 Revenue

New Haven, CT, October 21, 2004 – Genaissance Pharmaceuticals, Inc. (NASDAQ: GNSC) today announced that it has revised its revenue guidance for the year ending December 31, 2004.  The Company expects full year revenue to be in the range of $20 to $21 million, including the Company’s acquisition of Lark Technologies, Inc. as of April 1, 2004, a decrease from its previously stated guidance of $25 million.  On a pro-forma basis, which includes Lark since the beginning of the year, the updated revenue guidance is $22 to $23 million, whereas the previous guidance was $27 million.  The revision in revenue guidance is a result primarily of a shift in the timing of certain anticipated contracts and the receipt of samples associated with some of these contracts.  Genaissance expects that its recurring operating expenses for the second half of the year will be similar to those of the first half of the year, taking into account the acquisition of Lark as of April 1, 2004, and other non-recurring charges.  Genaissance will announce its third quarter and nine month results for 2004 on November 9, 2004.

“We are disappointed that we had to revise our revenue guidance,” said Kevin Rakin, President and Chief Executive Officer of Genaissance Pharmaceuticals.  “Our business is partly influenced by our customers’ drug development timelines that can cause a delay in the timing of revenues.  We continue to enter new markets to augment our base revenues, evidenced by the in roads we have made in the Ag genotyping sector and demonstrated by today’s announcement regarding our collaboration with Pyxis Genomics in the area of SNP genotyping for porcine traceability.  Overall, we believe we can grow our revenue in 2005 in excess of 20% over 2004.”

The Company is proposing to issue securities in a private placement for the purpose of financing the development of vilazodone, a selective serotonin reuptake inhibitor and a 5HT1A partial agonist, which the Company licensed from Merck KGaA in September 2004.  The securities to be offered and sold will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Genaissance Pharmaceuticals, Inc. is developing innovative products based on its proprietary pharmacogenomic technology and has a revenue-generating business in DNA and pharmacogenomic products and services.  The Company’s product development strategy is focused on in-licensing drug candidates with promising clinical profiles and finding genetic markers to identify a responsive patient population.  This strategy enables Genaissance to leverage existing clinical data and, thus, reduce the costs and risks associated with traditional drug development and increase the probability of clinical success and commercialization.  Genaissance intends to use this strategy to build a late-stage, proprietary candidate drug pipeline.  The Company’s lead product, vilazodone for depression, is in Phase II of development.  Genaissance also markets its proprietary FAMILION™ Test, designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death.  For more information on Genaissance, visit our website at: www.genaissance.com.

This press release contains forward-looking statements, including statements about Genaissance’s expectations concerning future financial results, the expected growth and development of Genaissance’s business, such as Genaissance’s ability to enter into new markets and to build a drug candidate pipeline.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety, the attraction of new business and strategic partners, the adoption of our technologies by the pharmaceutical industry, the acceptance of our cardiac tests by health care providers, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of our intellectual property rights and those risks identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 16, 2004, and in other filings we make with the Securities and Exchange Commission from time to time.  The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

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